Exhibit 99.1

ZMITROVICH NAMED BANK PRESIDENT AND CHIEF BANKING OFFICER FOR BANK OF CLARKE COUNTY

Contacts:Brandon Lorey, CEO540-955-2510

blorey@bankofclarke.c om

Kathleen J. Chappell, Executive Vice President & CFO540-955-2510

kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (June 1, 2022) – Bank of Clarke County, a wholly-owned subsidiary of Eagle Financial Services, Inc., whose divisions include Eagle Investment Group, announced that Joseph (Joe) T. Zmitrovich has been appointed President and Chief Banking Officer for the Bank. In this new position, Joe will head up merger and acquisition strategy to ensure full engagement in acquisition plans related to individual branch expansion, niche business acquisition, and whole bank purchases, while continuing his oversight of commercial lending, retail banking, cash management, loan operations and loan servicing.

Mr. Zmitrovich joined the Bank in 2016 as its Senior Vice President and Lending Officer. In 2019, Joe was promoted to Executive Vice President and Chief Revenue Officer and in 2021, to Executive Vice President and Chief Banking Officer.  Mr. Zmitrovich has over 29 years of banking experience and prior to joining the Bank, Joe served as Market President of the Southern Pennsylvania region for BB&T from 2015 to July 2016.  From 2008 to 2015 he served as Senior Vice President and Commercial Executive for Susquehanna Bank.

Mr. Zmitrovich currently serves on the Boards of the Loudoun County Chamber and Bankers Title Shenandoah.

Brandon Lorey, Bank of Clarke County CEO, stated “Given the increased complexity of our organization, this was a natural next step for both the Bank and for Joe. I am thrilled to leverage Joe’s background and expertise in mergers and acquisitions as we continue to look for acquisition opportunities, grow organically, and enhance shareholder value.”

Eagle Financial Services, Inc. is a bank holding company which wholly owns Bank of Clarke County (the “Bank”). The Bank offers a wide range of retail and commercial banking services, including demand, savings, and time deposits and consumer and commercial loans. The Bank also offers both a trust department and investment services and has 13 full-service branches, two loan production offices, and one drive-through only facility. The Bank serves Northern Virginia and the Shenandoah Valley area, with branches located in Clarke County, Frederick County VA, Loudon County, Fairfax County, Frederick County MD, and the Towns of Leesburg, Purcellville, and Warrenton, and the City of Winchester.